Exhibit 4.27

Real Estate Sale and Purchase Agreement II

(Summary Translation)

Party A: Lvdi Group Chengdu Real Property Co., Ltd.

Party B: Beijing SouFun Network Technology Co., Ltd.

Party C: Chendu Hailian Industrial Development Co., Ltd.

This Agreement is made by and among Party A, Party B and Party C upon amicable negotiation regarding Party B’s purchase of the property of Green Land Window Project located in Dayuan Business Area, Chengdu High-Tech Industrial Development Zone controlled by Party A and developed by Party C and shall be binding upon the parties hereto.

Article 1 Property price, payment time and payment method

I. Property price

The commodity houses to be purchased by Party B (hereinafter referred to as the “Property”) are the following parts of building 1 of Green Land Window Project, Chengdu:

(1)	Floors 3- 12 for office use;

(2)	Floors 1-2 for commercial use; and

(3)	373 parking spaces with commercial title in basements 1-3 of building 1 of Green Land Window Project.

The total price of the said Property shall be RMB345,007,470.

Except for such property price, no other fees, costs or expenses shall be otherwise paid to Party A (other than expenses to be withheld or collected by Party A pursuant to applicable laws and regulations).

II. Payment time

(1)	Party B shall pay the down payment of the Property, that is, RMB230,000,000 in total prior to June 30, 2014.

(2)	Party B shall pay the second installment of the property price, that is, RMB62,000,000 in total prior to September 30, 2014.

(3)	Party B shall pay the balance of the property price, that is, RMB53,007,470 in total prior to the agreed delivery date of the Property (December 31, 2014). The Property shall only be handed over upon full payment of the property price (other than the retention money agreed herein).

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III. Payment method

Information of the account used to receive the total property price as designated by Party A and Party C is as follows:

Article 2 Liability for late payment

(1)	Should Party B fail to make payment as scheduled and the payment is late for no more than 90 days, it shall, during the period from the next day after expiration of the agreed payment term to the date on which the payables are actually paid, pay Party A a penalty equal to 0.1% of the amount of the late payment on a daily basis which shall be paid to Party A within 30 days upon actual payment of the payables and in such case, this Agreement shall continue to be performed.

(2)	Where the payment is late for more than 90 days, Party A shall have the right to terminate this Agreement, in which case, Party B shall pay Party A a penalty equal to 5% of the total price hereof. If Party A intends to continue to perform this Agreement, Party B shall, during the period from the next day after expiration of the agreed payment term to the date on which the payables are actually paid, pay Party A a penalty equal to 0.2% of the amount of the late payment on a daily basis.

For the purpose of this article, the amount of late payment refers to the difference between the agreed due and payable amount and the amount actually paid.

Article 3 Delivery conditions

(1)	Party A and Party C warrant that the Property will be handed over to Party B prior to December 31, 2014. Upon delivery, the Property shall meet all of the following conditions.

1.	The planning acceptance certificate of the Property has been obtained.
2.	The area measurement report of such Property issued by a qualified house property surveying and mapping organization is available.
3.	The Property is in compliance with requirements of Commodity House Delivery Standards. If products of any alternative brand of the same grade are to be used in decoration, furnishing, configuration and unfinished works, consent of Party B shall be required.
4.	Construction planning permit, construction land planning permit, construction permit and land use right certificate of the building in which the Property is located have been obtained.
5.	The building in which the Property is located, based on its current situation, is not an illegal building, is in compliance with the planning, environmental protection, health, firefighting and construction requirements and standards stipulated by the government and other relevant regulations, has been passed the relevant acceptance inspection and is not subject to attachment, seizure and other enforcement actions taken by courts or other government bodies.

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6.	The internal works and interior decoration and furnishing of the Property are in compliance with firefighting, environmental protection and other requirements and the firefighting, environmental protection acceptance and other permits issued by the local government authority are available.
7.	The mortgage on the Property’s share of the land use right has been discharged.
8.	The Property can meet Party B’s demand for use immediately after delivery.
9.	If construction of the unfinished works is inconsistent with the original planning and design, consent of Party B shall be obtained.
10.	Decoration and configuration which are not set forth in Commodity House Delivery Standards shall comply with national standards and shall meet the requirements for Grade A office space.

(2)	Upon the aforementioned delivery conditions being fulfilled, Party A and Party C shall, within 7 days prior to the delivery date, give a written notice to Party B, stating the time and place of the delivery procedures and the certificates and documents required.

Article 4 Delivery

Party A shall, within 180 business days after the property delivery date, obtain the ownership certificate of the building in which the Property is located. If, Party B, due to fault of Party A or Party C, fails to obtain the property ownership certificate within 180 working days after the property delivery date and such delay is within 90 days, Party A and Party C shall pay Party B a penalty equal to 0.05% of the total price hereof on a daily basis, should such delay last for more than 90 days, Party B shall have the right to return the property, in which case, Party A or Party C shall, within 30 days upon the notice of return being served, refund all amounts paid by Party B, pay Party B a compensation equal to 50% of the total property price and indemnify Party B for other losses caused thereby. Party A shall be deemed as having completed delivery of the Property upon fulfillment of all delivery conditions set forth in article 3 hereof, receipt of the property ownership certificate and completion of the property ownership transfer registration by Party B under the assistance of Party A.

Part B shall have the right to, during the period from the completion acceptance date of the project to the fifteenth (15th) business day after its receipt of the property ownership certificate, at any time inspect or appoint a representative to inspect the Property and the facilities thereof for one or more times upon giving a prior notice to Party A (“Acceptance Inspection”), to verify the compliance of the delivery condition, specification and standards of the Property with the standards set forth herein. To guarantee the quality and repair time of all structures, curtain, heavy-current and light-current systems, elevator and sanitary fittings etc., all contracts entered into with the construction organizations or suppliers thereof shall be submitted to Party B for filing.

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Article 5 Liability for late delivery

(1)	Should Party A and Party C fail to deliver the Property as scheduled and the delivery is late for no more than 90 days, they shall, during the period from the next day after expiration of the agreed delivery term to the actual delivery date, pay Party B a penalty equal to 0.1% of the amount of the property price paid on a daily basis which shall be paid to Party B within 30 days upon actual delivery and in such case, this Agreement shall continue to be performed.

(2)	Where the delivery is late for more than 90 days, Party B shall have the right to terminate this Agreement, in which case, Party A and Party C shall pay Party B a penalty equal to 5% of the total price hereof. If Party B intends to continue to perform this Agreement, Party A and Party C shall, during the period from the next day after expiration of the agreed delivery term to the actual delivery date, pay Party B a penalty equal to 0.2% of the amount of the property price paid on a daily basis.

Article 6 Title registration and claims and debts

Party A and Party C warrant that the Property is free of title dispute. In case of failure to complete title registration or any dispute concerning claims and debts of the Property which is attributable to Party A and Party C, Party A and Party C shall bear the relevant liability and the buyer shall have the right to request the seller to refund the total property price and pay the buyer a compensation equal to 50% of the property price.

Article 7 Representations and warranties of Party A and Party C

(1)	Party A and Party C are enterprises duly organized and validly existing under the laws of their registration places and have obtained all registrations, permits and licenses necessary for development of the project property.

(2)	From the execution date hereof until such time as the Property is transferred to Party B, Party A and Party C legally own, and have the right to sell to Party B, all properties, including the Property, and the title thereof is free of any defect except for the mortgage disclosed at the time of execution hereof and no lease in whatever form has been created on any part of the Property to be transferred.

(3)	In the course of development of the project property, Party A and Party B have obtained all registrations, permits and licenses necessary for development of the project property pursuant to applicable laws and regulations, are not in major violation of, have not been and will not be subject to any administrative sanction or punishment arising out of violation of, applicable laws, regulations and construction industry technical standards and specifications.

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(4)	Party A and Party C have, in accordance with provisions of the documents concerning acquisition of land use right, fully and timely paid the land use right transfer fees, the demolition and relocation fees, major municipal facilities fees and other relevant fees regarding the land use right of the land where the project property is located, without any default of or delay in payment and are not subject to actual or threatening punishment by the relevant government authority.

(5)	Party A and Party C warrant that, all warranties made by Party A and Party C herein shall, from the execution date hereof till the completion date of the transfer agreement, remain truthful and accurate, without any misleading information. If, during the period from the execution date hereof till the completion date of the transfer agreement, any warranty of Party A and Party C becomes untruthful or inaccurate while Party B, at its sole discretion, decides to continue to perform the transaction hereunder, Party B’s right to complain, assert or claim against Party A shall not be declined for the reason of such decision.

(6)	Party A warrants that the mortgage on the Property’s share of the land use right shall be discharged prior to June 30, 2014 and Party B warrants that it shall pay the applicable portion of property price within 3 working days upon discharge of the mortgage on the Property’s share of the land use right.

(7)	Party A and Party C agree that, Party B shall withhold ten million from the balance payment as the retention money which shall be paid to Party A and Party C within one year after delivery as agreed by Party B provided that all losses suffered and all expenses incurred by Party B within the said period due to quality problems of any project, decoration, furnishing and equipment shall be deducted from such retention money.

(8)	Party A and Party C warrant that, they shall urge the construction organization and suppliers of the project, decoration, furnishing and equipment to promptly solve any quality defects thereof.

(9)	Party A and Party C shall indemnify and hold Party B harmless from any loss arising out of violation by Party A and Party C of any representation and warrant made herein. The liability under this clause shall survive fulfillment of this Agreement.

Article 8 Service, dispute resolution, etc.

(1)	Anything not covered herein and anything to be modified during performance hereof shall be set forth in a written modification agreement entered into by the parties.

(2)	Dispute resolution. Any dispute arising from performance hereof shall be settled by the parties through negotiation. If no agreement can be reached through negotiation, any party may refer such dispute to the people’s court at the location of the Property according to law.

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(3)	This Agreement is made in three originals, with one held by each party. This Agreement shall come into force upon being signed and sealed by the parties.

[Signature page follows]

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[Signature page to Real Estate Sale and Purchase Agreement II]

Party A: Lvdi Group Chengdu Real Property Co., Ltd. [seal]
Legal representative:	/s/ Sun Zhiwen

Party B: Beijing SouFun Network Technology Co., Ltd. [seal]
Legal representative:	/s/ Mo Tianquan

Party C: Chendu Hailian Industrial Development Co., Ltd. [seal]
Legal representative:	/s/ Sun Zhiwen

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